EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated April 22, 2024 (“Effective Date”), is entered into by and between Splash Beverage Group, Inc., a Nevada Corporation (the “Company”), and Julius Ivancsits (“Executive”), a resident of Miami, Florida located at 1300 South Miami Ave., Unit 2909, Miami, FL 33130. The parties are sometimes individually referred to as “Party” and collectively as “Parties.”

PRELIMINARY STATEMENTS

The Company desires for Executive to serve as Chief Financial Officer of the Company, and Executive desires to serve in such capacity with the Company on the terms and conditions as hereinafter set forth.

NOW, THEREFORE, the Parties agree as follows:

STATEMENT OF AGREEMENT

Section 1. EMPLOYMENT

Section 1.1 Term of Employment. The Company shall employ Executive commencing on April 22, 2024 and continuing, with no fixed termination date, until either Party gives proper notice to the other as required in Section 3.1 to terminate the employment. The period during which Executive is employed by the Company is herein referred to as the “Term”, and shall be deemed to commence on the Effective Date.

Section 1.2 Title and Duties. During the Term, Executive shall be employed as Chief Financial Officer (“CFO”) of the Company. Executive shall further perform such reasonable executive and managerial responsibilities and duties consistent with the title and position of CFO as may be assigned to Executive from time to time by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board’’). Executive shall report to the CEO. Executive shall diligently devote Executive’s business skill, time and effort to Executive’s employment hereunder and shall not serve any other entity in any capacity other than as an advisor or board director without the consent of the Board, which shall not be unreasonably withheld or delayed, provided, however, that Executive shall be entitled annually to vacation (subject to Section 1.3) and sick leave pursuant to policies adopted by the Company from time to time for employees of the Company, and may engage in civic and charitable activities to the extent they do not materially interfere with his performance of his duties hereunder. Executive will perform his duties and responsibilities at such places as the needs of the business reasonably require, which will include working remotely from Executive’s home office and the Company’s South Florida office.

Section 1.3 Vacation. Executive shall receive four weeks of paid vacation per year which shall accrue and be recorded in accordance with the Company’s governing policies. The scheduling of Executive’s vacation must be approved in advance by the Company in consideration of business needs and operating requirements. Executive shall only be permitted to take two weeks of vacation at one time unless special permission is granted by the Company. Executive shall not receive pay in lieu of vacation, except as required by law upon termination or separation from employment.

Section 2. COMPENSATION

Section 2.1 Salary. The Company shall pay Executive during the Term an annual base salary beginning at $325,000, as may be adjusted on an annual basis as provided in this Section 2.1 (the “Base Salary”) payable in accordance with the Company’s regular payroll practices, with such payroll deductions and withholdings as required by law. Executive will be eligible for a Base Salary increase each year, effective on the one-year anniversary of each year of the Term, based on cost of living adjustments and the performance of Executive. The aforementioned Base Salary increases will be determined by the CEO. If the Term is terminated by either Party before completion of a full year, then Executive shall be entitled to receive outstanding Base Salary due for days worked from the last payroll cycle, and the Company shall have no further obligation to pay the Base Salary following the date of termination.

Section 2.2 Stock Grants and Options. Executive shall be entitled to Splash Beverage Group Inc.’s Equity and Stock Plan and as outlined in the Offer Letter (See schedule A below).

Section 2.3 Bonus Opportunity. For each full year of the Term, Executive shall be eligible for a discretionary annual bonus, as determined by the CEO, of up to 50% of Executive’s then Base Salary. Executive must be employed as of the final date of the evaluation period to be eligible for the discretionary annual bonus. The annual bonus shall be paid to Executive within 10 business days after the completion of the Company’s annual financial audit.

Section 2.4 Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in the performance of Executive’s duties for the Company during the Term, in accordance with the policies and procedures adopted by the Company from time to time for executive officers of the Company. Executive shall furnish appropriate documentation of such expenses, including documentation required by the Internal Revenue Service.

Section 2.5 Benefits. During the Term, Executive shall be entitled to participate in all qualified plans, holidays and other employee benefits, including insurance benefits, which the Company, in its sole discretion, may maintain from time to time for the benefit of its executives, or, if the Company should discontinue or cause to be discontinued any such benefits, then similar benefits, if any, as may be provided by the Company to its other executives. Nothing herein requires the Company to establish or maintain any specific benefit plan.

Section 3. TERMINATION OF EMPLOYMENT

Section 3.1 Termination. The Company shall have the right to terminate Executive’s employment hereunder upon twenty-one (21) days prior written notice, and Executive shall have the right to resign upon twenty-one (21) days prior written notice, for any reason or for no stated reason, at any time. The notice period does not commence until the notice is actually received by the other Party. The notice period shall be deemed to be waived in the event of termination of Executive with cause (as defined below). The Company reserves the right to require immediate termination with pay in-lieu of the twenty-one (21) day notice period.

Section 3.2 Rights of Executive Upon Termination. In the event that Executive’s employment is terminated for any reason or no reason, the Company shall have no further obligation to Executive under this Agreement except for payment, subject to any right of set-off, to Executive of (A) Executive’s accrued, but unpaid Base Salary through the date of termination, (B) accrued but unused vacation (to the extent legally required to be paid), and (C) any unreimbursed expenses, subject to Section 2.4. In addition, in the event that Executive is terminated by the Company for any reason other than with cause (as defined below), Executive shall be entitled to severance (“ Severance”) of continued payment of Executive’s Base Salary in effect at the time of termination of employment for a period of one year following such termination in accordance with the Company’s regular payroll practices. Notwithstanding the foregoing, receipt of Severance shall be conditioned upon Executive’s executing a customary release within thirty (30) days of the receipt thereof by the Company. Such customary release may not include the release of disputes or claims relating to Executive’s participation in the Splash Beverage Stock / Equity Plan. Provided such customary release has been signed and not revoked, the Severance payments shall begin on the next regular payroll date after the 45th day after Executive’s termination date in accordance with the Company’s regular payroll practices and with such payroll deductions and withholdings as required by law.

“Cause” (whether or not capitalized) includes, as determined by the Company acting reasonably, Executive’s: (i) being convicted of fraud or other material acts of dishonesty with respect to the Company; (ii) commission of a felony or misdemeanor involving moral turpitude; (iii) willful disobedience of or insubordination with respect to a lawful directive that causes material harm to the Company; (iv) intentional neglect of the performance of duties which Executive fails to cure (if curable) within ten days of receipt of written notice from the Company (so long as not recurring in nature for which Executive received prior notice in respect thereof); (v) intentional withholding or nondisclosure of material information to the Company that causes material harm to the Company; (vi) knowingly acting to the detriment of the Company for a party (other than any governmental authority or agency) whose interests are adverse to the Company; (vii) disclosing Company information materially prejudicial to the Company other than in the course of performing his duties with the Company; (viii) being convicted of a felony; (ix) possession or use by Executive of drugs or prohibited substances or the excessive drinking of alcoholic beverages on a recurring basis which impairs Executive’s ability to perform his duties under this Agreement; or (x) material violation of any written personal conduct or ethics code adopted by the Company, which, if curable, Executive fails to cure within ten days of receipt of written notice from the Company.

Section 3.3 Obligations of Executive Following Termination. In the event that Executive’s employment is terminated pursuant to Section 3.1, Executive shall have no further obligations hereunder (other than under Section 4; and to provide reasonable cooperation to the Company respecting a transition of Executive’s duties without charge to the Company (but subject to reimbursement by the Company of any reasonable out-of-pocket costs incurred by Executive in the course of such cooperation with the Company’s prior approval for the reimbursement).

Section 4. COVENANTS

Section 4.1 Restrictive Covenant

(a)       Non-Competition. Executive absolutely and unconditionally covenants and agrees that for the period commencing on the effective date of this Agreement, and continuing during the Term and for a period of one year thereafter (the “Restrictive Period’’), Executive shall not directly as an employee, consultant, partner or owner (other than a 2% or less equity interest in a publicly traded company) engage or participate in a competing business. The term “competing business” means (i) the manufacture, marketing, development, licensing, distribution and/or sale of any Tequila, Sports Drink or single serve wine based beverages, and (ii) any other business being conducted by the Company during the Term.

(b)       Non-Solicitation. Executive absolutely and unconditionally covenants and agrees that during the Term and the Restrictive Period, Executive shall not, either directly or indirectly, for any reason, whether for Executive’s own account or for the account of any other person, natural or legal, without the prior written consent of the Company: (i) solicit, employ, hire, deal with or otherwise interfere with any contract or relationship of the Company with any employee, officer, director or any independent contractor of the Company (including the Company’s subsidiaries), while such person or entity is employed by or associated with the Company or in the case of former employees within one year of the termination of such person’s employment with the Company during the Restrictive Period (unless such person was terminated by the Company); (ii) solicit, accept, deal with or otherwise interfere with any existing or proposed contract or relationship of the Company with any person, natural or legal, who is an investor, customer, client or supplier of the Company during the Restrictive Period.

(c)       Use and Treatment of Confidential Information. Executive shall not disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information (as defined below) to any person, natural or legal, except in the performance of Executive’s duties during Executive’s employment by the Company. The term “Confidential Information” means all information in any form relating to the past, present or future business affairs, including, without limitation, research, development or business plans, operations or systems, of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which is disclosed by the Company to Executive or which is produced or developed while Executive is an owner of, employee or director of the Company. In addition, “Confidential Information” shall include the terms set forth in Section 2, provided that Executive may share the information set forth in Section 2 with his immediate family (so long as they do not work for any competitor of the Company) and legal and tax advisors, and as otherwise required by law. The term “Confidential Information” shall not include any information of the Company which (i) becomes publicly known through no wrongful act of Executive, (ii) is received from a person not a party to this Agreement who is free to disclose it to Executive, or (iii) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided that before making such disclosure Executive shall give the Company an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

(d)       Ownership and Return of Confidential Information. All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company.

AII such Confidential Information possessed by Executive shall be returned to the Company at the time Executive ceases employment with the Company. Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

(e)       Remedies upon Breach. The Parties acknowledge that Confidential Information and the other protections afforded to the Company by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Section 4 may result in irreparable and substantial injury to the Company for which it may not have an adequate remedy at law. In the event of a breach or threatened breach of any of the covenants contained in this Section 4.1, the Company shall be entitled to obtain from any court having competent jurisdiction, with respect to Executive, temporary, preliminary and permanent injunctive relief prohibiting any such breach, as well reimbursement for all reasonable costs, including attorneys’ fees, incurred in enjoining any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive hereby waives any requirement for the Company to post a bond for any injunction. If, however, a court nevertheless requires a bond to be posted, then such bond shall be in a nominal amount.

(f)        Other Entities. For purposes of Sections 4.l(a) through (e), and Section 4.2, the “Company” shall be deemed to include the direct and indirect subsidiaries of the Company, and the Parent and its direct and indirect subsidiaries.

Section 4.2 Non-Disparagement. During the Term, and thereafter, Executive shall not defame or disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stakeholders, and the Company shall not defame or disparage or criticize Executive, in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, the Parties may confer in confidence with his or its respective advisors and make truthful statements as required by law. This Section 4.2 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 4.3 Exceptions. Anything in this Agreement to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures. Notwithstanding anything in the foregoing to the contrary, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be criminally or civilly liable for disclosing a trade secret if it was disclosed: (I) to any government official or attorney in confidence directly or indirectly for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding if filed under seal; or (3) to an attorney or used in a court proceeding in a retaliation lawsuit if any document containing a trade secret is filed under seal and is not disclosed except pursuant to court order.

Section 4.4 No Other Severance Benefits. Except as specifically set forth in this Agreement, Executive shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event Executive’s employment hereunder ends for any reason and except with respect to obligations of the Company expressly provided for herein.

Section 5. GENERAL PROVISIONS

Section 5.1 Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of (i) personal delivery, (ii) actual receipt, or (iii) the third full day following deposit in the United States mail with postage prepaid, addressed to the Company at its principal offices, to the attention of the Board (care of the Chairman) with a copy to the Secretary, or, if to Executive, to such home or other address as Executive has most recently provided in writing to the Company.

Section 5.2 Assignment; Binding Effect. Neither Party may assign this Agreement without the prior written consent of the other Party, except that the Company may assign this Agreement to any affiliate thereof, or to any subsequent purchaser of the Company of all or substantially all of the assets of the Company, or by operation of law. This Agreement shall be binding upon the Parties and (a) the heirs, executors, and administrators of Executive to the extent that personal service to the Company is not required; and (b) the successors and assigns of the Company.

Section 5.3 Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF FLORIDA, OTHER THAN ITS PRINCIPLES CONCERNING CHOICE OF LAW. ALL SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN TAMPA, FLORIDA, WHICH COURTS SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH SUITS, ACTIONS OR PROCEEDINGS. THE PARTIES HEREBY: (A) WAIVE ANY OBJECTION EITHER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY SUCH SUIT, ACTION OR PROCEEDING; (B) IRREVOCABLY CONSENT AND SUBMIT THEMSELVES TO THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT; AND (C) TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 5.4 Amendment; Waiver. No modification, amendment or termination of this Agreement shall be valid unless made in writing and signed by the Parties. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of breach of or default under any other provision of this Agreement.

Section 5.5 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other local taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

Section 5.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent possible without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.7 Survival of Certain Obligations. The obligations of the Parties set forth in this Agreement which by their terms extend beyond or are intended to survive the termination of the Term or this Agreement (whether or not specifically provided) shall not be affected or diminished in any way by the termination of the Term or this Agreement.

Section 5.8 Headings. The headings in this Agreement are intended solely for convenience and shall be disregarded in interpreting the Agreement.

Section 5.9 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Parties any rights or remedies under this Agreement.

Section 5.10 Electronic Signatures/Counterparts. This Agreement may be executed via electronic signatures, which shall be deemed originals for all purposes, and in counterparts, and all of such counterparts (including facsimile or PDF), when separate counterparts have been executed by the Parties, shall be deemed to be one and the same agreement. This Agreement shall only become effective as of the date hereof.

Section 5.11 Duties to Withhold and Provide Cooperation. Without limitation to any other provision herein set forth, Executive shall not act in any manner that might damage the business of the Company or any affiliate thereof. Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any affiliate thereof, unless under a subpoena or other court order to do so. Executive shall both notify immediately the Board (care of the Chairman) upon receipt of any such subpoena or court order, and furnish, within three business days of receipt a copy of such subpoena or court order to any of the Company or any affiliate thereof. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company or any affiliate thereof, Executive shall state no more than that Executive cannot provide counsel or assistance.

Without limitation to the preceding paragraph, Executive shall reasonably provide assistance and cooperation to the Company or any affiliate thereof in any legal or administrative proceedings or inquiries concerning events which occurred at such time as such person was an employee of the Company (or any affiliated or related entity) and involving any such person about which Executive has relevant knowledge or information. In the event that Executive is served notice of such legal process following the date hereof, the Company (or its designee) shall compensate Executive with reasonable consulting fees of $250.00 per hour plus any out-of-pocket expenses Executive may incur in performing Executive’s obligation to cooperate; provided that the foregoing shall only be payable from and after such time as when Executive is no longer an employee of the Company, and only for periods thereafter. By way of example, but without limitation, assistance and cooperation may include: (1) identifying documentation or specific dates; (2) meeting with legal counsel of the Company or any affiliate thereof from time to time to assist in the preparation of arguments and the discovery or compilation of factual matters; and (3) providing testimony or statements in connection with any legal or administrative proceedings or inquiries. The Company (or its affiliates and related persons) shall provide Executive with reasonable advance notice of any such legal process and shall work with Executive to find mutually convenient times to meet or communicate with Executive concerning such matters.

For the avoidance of doubt, this Section 5.11 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 5.12 409A. The Parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a separation from service from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section l.409A-l(h)(l)). For purposes of Section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. ln the event Executive is a specified employee under Section 409A of the Code, for purposes of any payment on termination of employment hereunder, if such payment would otherwise be made within one year of termination, such payment will be paid to Executive in a lump sum cash amount on the first payroll date which is more than one year following the date of Executive’s termination, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

Section 5.13 No Right to Sue. Executive acknowledges that he shall not have any right to enforce any rights or obligations under this Agreement against any person or entity other than the Company or any entity or person to which this Agreement has been assigned by the Company, and that Executive shall not sue any person or entity other than the Company or its successor or assignee to enforce any rights and obligations under this Agreement or otherwise with respect to Executive’s employment with the Company or the cessation thereof. For the avoidance of doubt, this Section 5.13 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 5.14 Attorney’s Fees and Costs. In any action to enforce or that otherwise concerns this Agreement, the prevailing Party will be entitled to his or its reasonable attorney’s fees and costs, including fees and costs incurred in trial court, mediation, arbitration, appellate and bankruptcy proceedings, and proceedings to fix the reasonable amount of fees and costs.

Section 5.15 Acknowledgement. The Parties acknowledge that they have had an adequate opportunity to read this Agreement, to consider it and to consult with an attorney if so desired.

Section 5.16 Entire Agreement. This Agreement sets forth the entire understanding of the Parties regarding the subject matter hereof and supersedes all prior agreements, arrangements, communications, representations and warranties, whether oral or written, between the Parties regarding the subject matter hereof. In no event shall Executive be entitled to any rights with respect to Executive’s engagement with the Company, or otherwise with respect to the Company, other than as provided herein. Nothing in this Agreement shall confer upon any member of the Company any fiduciary obligation to Executive.

SIGNATURE PAGE FOLLOWS:

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

SPLASH BEVERAGE GROUP, INC.

/s/ Robert Nistico
Chairman and CEO, Robert Nistico

JULIUS IVANCSITS AS AN INDIVIDUAL

/s/ Julius Ivancsits
SIGNATURE:

Schedule A

In the event our ESO plan allows for a choice of Option or Restricted Shares of SBEV, the following terms for either choice will apply:

Stock Option Plan:

●	750,000 options.

●	250K initial grant and completely vested.

●	250K After your first 12 months service

●	250K After your second 12 months service

Our “evergreen” plan is under review and there are occasional additional awards unplanned and not part of the current ESO Plan.

Stock Equity Plan

●	In the event you are terminated for cause, no shares during the quarter of termination will be awarded.

Our “evergreen” plan is under review and there are occasional additional awards unplanned and not part of the current ESO Plan.